Exhibit 99.1

ALLIANCE PHARMACEUTICAL CORP. AND LEO PHARMA A/S MODIFY
EXCLUSIVITY AGREEMENT RELATED TO THE DEVELOPMENT AND
MARKETING OF OXYGENT(tm) IN EUROPE AND CANADA

San Diego, CA; March 2, 2005 — Alliance Pharmaceutical Corp. (OTCBB: ALLP.OB), through its wholly owned subsidiary PFC Therapeutics, LLC (“PFC”), and LEO Pharma A/S (“LEO”) today announce that they have agreed to amend the previously announced Exclusivity Agreement related to the development and marketing of Oxygent(tm) in Europe and Canada. The amendment extends the period of time in which LEO may undertake its due diligence investigation from March 1, 2005 to a date that is sixty (60) days after submission by PFC to LEO of the results of a “proof of concept” clinical study in surgery patients to be conducted by PFC to confirm the results of an earlier pilot study.

PFC anticipates that the “proof of concept” study will commence in the second half of 2005 and be completed in the first half of 2006; provided, however, that for so long as the minimum cash covenant set forth in Section 4.12(l) of the Senior Convertible Promissory Note Purchase Agreement dated September 21, 2004 between Alliance and certain investors (the “Note Purchase Agreement”) is in effect, the commencement of any such “proof of concept” study will likely require the prior approval of the Lender Committee (as that term is defined in the Note Purchase Agreement).   Alliance has initiated discussions with the Lender Committee on this matter.

The remaining terms of the Exclusivity Agreement remain in full force and effect, provided that any definitive license agreement entered into between PFC and LEO relating to the marketing and commercialization of Oxygent will include an additional milestone payment, the amount of which is to be proposed by Alliance, relating to the “proof of concept” clinical trial described above.

Except for historical information, the matters set forth in this release are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth herein, including the results of LEO’s due diligence review, the uncertainties associated with the conduct of preclinical or clinical studies and the timing or ability to investigate scientific data. Alliance refers you to cautionary information contained in documents the Company files with the Securities and Exchange Commission from time to time, including the last Form 10-KSB and Form 10-QSB, and those risk factors set forth in the most recent registration statement on Form SB-2 (File No. 333-119428). Alliance is under no obligation (and expressly disclaims any obligation) to update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact for further information in the U.S:

Corporate Communications
Alliance Pharmaceutical Corp.
San Diego, CA
(858) 410-5275